Prospectus Supplement No. 1 (to prospectus dated March 22, 2022)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-261363

Up to 22,223,858 Shares of Common Stock

Up to 6,317,057 Shares of Common Stock Issuable Upon

Exercise of the Warrants

Up to 2,533,333 Private Warrants

This prospectus supplement no. 1 is being filed to update and supplement the prospectus dated March 22, 2022 (the “Prospectus”) related to (1) the issuance by us of up to 6,317,057 shares of our common stock, par value $0.0001 per share (“Common Stock”) that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the public warrants and the Private Warrants (as defined in the Prospectus); and (2) the offer and sale, from time to time, by the Selling Securityholders (as defined in the Prospectus) identified in the Prospectus, or their permitted transferees, of (a) up to 22,223,858 shares of Common Stock and (b) up to 2,533,333 Private Warrants, with the information contained in our Amendment No. 1 to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 29, 2022 (the “Amended Annual Report”). Accordingly, we have attached the Amended Annual Report to this prospectus supplement. Any document, exhibit or information contained in the Amended Annual Report that has been deemed furnished and not filed in accordance with Securities and Exchange Commission rules shall not be included in this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and any prior amendments or supplements thereto and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and our Public Warrants are listed on the Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”), under the symbols “DCGO” and “DCGOW,” respectively. On March 29, 2022, the closing price of our Common Stock was $8.95 and the closing price for our Public Warrants was $2.16.

Investing in our securities involves a high degree of risks.    See the section entitled “Risk Factors” beginning on page 17 of the Prospectus and any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K/A

(Amendment No. 1)

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2021

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM                 TO

Commission File Number 001-39618

DocGo Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	85-2515483
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 West 35th Street, Floor 6 New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 443-6246

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DCGO	The Nasdaq Stock Market LLC

Redeemable warrants, exercisable for shares of Common Stock at an exercise price of $11.50 per share	DCGOW	The Nasdaq Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES ☐ NO ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. YES ☐ NO ☒

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☐   NO ☒

Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). YES ☒   NO ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES ☐   NO ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the Registrant, based on the closing price of the shares of common stock on The Nasdaq Stock Market on June 30, 2021, was $114,310,000.

The number of shares of Registrant’s Common Stock outstanding as of March 14, 2022 was 100,174,275.

DOCUMENTS INCORPORATED BY REFERENCE

List hereunder the following documents if incorporated by reference and the Part of the Form 10-K (e.g., Part I, Part II, etc.) into which the document is incorporated: (1) Any annual report to security holders; (2) Any proxy or information statement; and (3) Any Annual Report on Form 10-K filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933. The listed documents should be clearly described for identification purposes (e.g., annual report to security holders for fiscal year ended December 24, 1980)

Portions of the registrant’s Proxy Statement for the 2022 Annual Meeting of Stockholders are incorporated herein by reference in Part III of this Annual Report on Form 10-K to the extent stated herein. Such proxy statement will be filed with the Securities and Exchange Commission within 120 days of the registrant’s fiscal year ended December 31, 2021.

EXPLANATORY NOTE

This Amendment No. 1 on Form 10-K/A (the “Amendment”) amends the Annual Report on Form 10-K of DocGo Inc. (the “Company”) for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2022 (the “Original Filing”). This Amendment is being filed solely to amend the disclosure under the heading “Management’s Annual Report on Internal Control Over Financial Reporting” in Item 9.A of the Original Filing regarding the basis for the Company’s permitted exclusion of management’s report of its assessments of internal controls over financial reporting and to refile the Section 906 certifications in each of exhibits 31.1 and 31.2 in Item 15 “Exhibits and Financial Statement Schedules” in the Original Filing to contain applicable language in paragraphs 4(b) thereof. This Amendment does not modify, update or revise in any way disclosure made in the original filing other than as described above, or reflect events that have occurred subsequent to the filing of the Original Filing or modify or update in any other way disclosures made in the Original Filing.

Part II

Item 9A. Controls and Procedures.

Management’s Evaluation of Disclosure Controls and Procedures

Based on our management’s evaluation (with the participation of our principal executive officer and principal financial officer), as of the end of the period covered by this report, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) are effective to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms and is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) occurred during the quarter ended December 31, 2021 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) (“ICFR”). Our internal control over financial reporting includes policies and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with generally accepted accounting principles.

As allowed by the SEC for reverse acquisitions between an issuer and a private operating company when it is not possible to conduct an assessment of the private operating company’s ICFR in the period between the consummation date of the reverse acquisition and the date of management’s assessment of ICFR (see Section 215.02 of the SEC Division of Corporation Finance’s Regulation S-K Compliance & Disclosure Interpretations), this report does not include a report of management’s assessment regarding ICFR. The Merger was completed on November 5, 2021. See Item 1. Business — Merger with Motion Acquisition Corp.” of the Company’s Form 10-K. Prior to the Merger, the Company was known as Motion Acquisition Corp., a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses. As a result, previously existing internal controls are no longer applicable or comprehensive enough as of the assessment date, as the Motion Acquisition Corp. operations prior to the Merger were insignificant compared to those of the consolidated entity post-Merger. The design of ICFR for the Company post-Merger has required and will continue to require significant time and resources from management and other personnel. As a result, management was unable, without incurring unreasonable effort or expense, to conduct an assessment of our ICFR as of December 31, 2021. The Company intends to conduct a management assessment regarding ICFR as of December 31, 2022.

Attestation Report of Registered Public Accounting Firm

As an emerging growth company, we are not required to provide an attestation report on our internal control over financial reporting issued by the Company’s independent registered public accounting firm.

PART IV

Item 15. Exhibits and Financial Statement Schedules.

1. Financial Statements

As part of this Annual Report on Form 10-K, the consolidated financial statements are listed in the accompanying index to financial statements on page F-1.

2. Financial Statement Schedules

All schedules are omitted because they are not applicable, or the required information is shown in the Financial Statements or notes thereto.

3. Exhibit Index

The following is a list of exhibits filed as part of this Annual Report on Form 10-K or are incorporated herein by reference:

Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation of DocGo Inc., dated November 5, 2021 (incorporated by reference to Exhibit 3.1 of DocGo’s Form 8-K, filed with the SEC on November 12, 2021).
3.2	Amended and Restated Bylaws of DocGo Inc. (incorporated by reference to Exhibit 3.2 of DocGo’s Form 8-K, filed with the SEC on November 12, 2021).
4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Motion’s Registration Statement on Form S-1/A (File No. 333-249061), filed with the SEC on October 5, 2020).
4.2	Warrant Agreement, dated October 14, 2020, by and between Motion Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Motion’s Current Report on Form 8-K, filed with the SEC on October 16, 2020).
4.3	Specimen Common Stock Certificate of DocGo Inc. (incorporated by reference to Exhibit 4.3 of DocGo’s Form 8-K, filed with the SEC on November 12, 2021).
4.4	Description of Securities (incorporated by reference to Exhibit 4.3 of DocGo’s Form 10-K, filed with the SEC on March 15, 2022).
10.1	Form of Letter Agreement between Motion Acquisition Corp., Motion Acquisition LLC, and each of Motion Acquisition Corp.’s officers and directors (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to Motion’s Registration Statement on Form S-1 (File No. 333-249061) filed on October 5, 2020).
10.2#	Form of Indemnification Agreement, between Motion Acquisition Corp. and its officers and directors (incorporated by reference to Exhibit 10.4 of Motion’s Form 8-K, filed with the SEC on October 16, 2020).
10.3	Form of Lock-up Agreement, dated as of March 8, 2021, by and between Motion Acquisition Corp., Ambulnz, Inc., and certain equity holders of Ambulnz, Inc. (incorporated by reference to Exhibit 10.3 to Motion’s Current Report on Form 8-K, filed with the SEC on March 9, 2021).
10.4	Amended and Restated Registration Rights Agreement, dated as of November 5, 2021, by and among Motion Acquisition Corp., Motion Acquisition LLC, and Stan Vashovsky (incorporated by reference to Exhibit 10.4 of DocGo’s Form 8-K, filed with the SEC on November 12, 2021).
10.5#	DocGo Inc. 2021 Stock Incentive Plan (incorporated by reference to Annex D to Motion’s Proxy Statement/Consent Solicitation/Prospectus (File No. 333-257681), filed with the SEC on October 14, 2021).
10.6#	New Executive Agreement, effective November 5, 2021, by and between Motion Acquisition Corp. and Stan Vashovsky (incorporated by reference to Exhibit 10.6 of DocGo’s Form 8-K, filed with the SEC on November 12, 2021).
10.7#	New Executive Agreement, effective November 5, 2021, by and between Motion Acquisition Corp. and Andre Oberholzer (incorporated by reference to Exhibit 10.7 of DocGo’s Form 8-K, filed with the SEC on November 12, 2021).
10.8#	New Executive Agreement, effective November 5, 2021, by and between Motion Acquisition Corp. and Anthony Capone (incorporated by reference to Exhibit 10.8 of DocGo’s Form 8-K, filed with the SEC on November 12, 2021).
10.9#	New Executive Agreement, effective November 5, 2021, by and between Motion Acquisition Corp. and Norm Rosenberg (incorporated by reference to Exhibit 10.9 of DocGo’s Form 8-K, filed with the SEC on November 12, 2021).
10.10#	Form of Indemnification Agreement of DocGo Inc. (incorporated by reference to Exhibit 10.10 of DocGo’s Form 8-K, filed with the SEC on November 12, 2021).
10.11	Stock Escrow Agreement, dated as of November 5, 2021, by and among Motion Acquisition Corp., Motion Acquisition LLC, and Continental Stock & Transfer Company (incorporated by reference to Exhibit 10.11 of DocGo’s Form 8-K, filed with the SEC on November 12, 2021).
10.12	Amended and Restated Sponsor Agreement, dated as of November 4, 2021, by and among Motion Acquisition Corp., Motion Acquisition LLC and Ambulnz, Inc. (incorporated by reference to Exhibit 10.1 of Motion’s Form 8-K, filed with the SEC on November 5, 2021).
10.13	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of Motion’s Form 8-K, filed with the SEC on March 9, 2021).
16.1	Letter from WithumSmith+Brown, PC addressed to the Securities and Exchange Commission, dated as of November 10, 2021 (incorporated by reference to Exhibit 16.1 of DocGo’s Form 8-K, filed with the SEC on November 12, 2021)
21.1	Subsidiaries of DocGo Inc. (incorporated by reference to Exhibit 21.1 to Motion’s Proxy Statement/Consent Solicitation/Prospectus (File No. 333-257681), filed with the SEC on October 7, 2021, as amended).

23.1	Consent of Independent Registered Public Accounting Firm (incorporated by reference to Exhibit 4.1 of DocGo’s Form 10-K, filed with the SEC on March 15, 2022).
31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Filed herewith.

+	Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request

#	Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DOCGO INC.

Date: March 29, 2022	By:	/s/ Stan Vashovsky
Stan Vashovsky
Chief Executive Officer